Exhibit 99.1

Prudential-Bache/Watson & Taylor, Ltd.-2

November 9, 2007

To our Limited Partners:

As previously reported, the limited partners of Prudential-Bache/Watson & Taylor, Ltd.-2 (the “Partnership”) approved a plan of sale and liquidation pursuant to a consent statement dated September 17, 1996, that provided for the sale of the Partnership’s assets, the liquidation of its liabilities, and the distribution of its remaining funds in accordance with the Partnership agreement. Seven of the eight properties were sold in December 1996 with the exception of the Hampton Park property located in Capital Heights, Maryland. This property was sold in May 2007. The general partners distributed a substantial amount of the Partnership’s assets to the limited partners in December 1996 in the amount of $300 per unit, primarily consisting of net proceeds from the sales of the seven properties, which represented most of the Partnership’s assets.

Today, the Partnership is making the final liquidating distribution of $73.70 per unit representing the remaining cash of the Partnership after the sale of its last property and after payment of its remaining liabilities. For those investors with an account at Wachovia Securities, the cash distribution will be credited directly to your account, except where other standing instructions are in place. For all other investors without such an account or instructions, the cash distribution is being made via the enclosed check. In accordance with the Partnership agreement, a liquidation statement as of November 9, 2007 has been provided on the reverse side of this letter. Please note that the liquidation statement has not been audited.

As the distribution of these amounts to the limited partners represents the final step in the liquidation process, the general partners intend to terminate the Partnership by December 31, 2007. In the near future, the managing general partner will prepare and file the final tax returns and distribute the final tax information on Schedule K-1 for the limited partners. Should you have any questions concerning the liquidation of the Partnership, please feel free to contact the Client Service Department at 973-802-3705.

Prudential-Bache/Watson & Taylor, Ltd.-2

By: Prudential-Bache Properties, Inc.

Managing General Partner

/s/ Julia A. Herbert
By: Julia A. Herbert
Vice President

751 Broad Street, 2nd Fl., Newark, NJ, 07102

Prudential-Bache/Watson & Taylor, Ltd.-2

Liquidation Statement - As of November 9, 2007

The information provided on this Statement of Liquidation has not and will not be audited.

ASSETS
Cash and cash equivalents	$0.00
Other assets	$0.00
Total assets	$0.00

LIABILITIES
Known liabilities	$0.00
Total liabilities	$0.00

DISTRIBUTION OF ASSETS UPON FINAL LIQUIDATION

Cash distributed to managing general partner for payment to third parties for dissolution and future expenses (1)	$96,357.84
Cash distributed to limited and general partners	$3,799,902.74
Limited and equivalent partnership units issued and outstanding	51,558.89
Distribution amount per limited and equivalent units	$73.70

(1)	These expenses include $41,200.00 for tax services, $39,000.00 for audit services, $14,000.00 for legal services and $2,157.84 for printing, mailing, and dissolution costs.

751 Broad Street, 2nd Fl., Newark, NJ, 07102